EXHIBIT 99.1

[GRAPHIC OMITTED]  News                     Ball Corporation  10 Longs Peak Drive, Broomfield, Colorado 80021-2510
For Immediate Release                       http://www.ball.com
Investor Contact:          Ann Scott        303.460.3537, ascott@ball.com
Media Contact:             Scott McCarty    303.460.2103, smccarty@ball.com

                                              Ball Corporation Reports Sharp Improvement
                                                       In Third Quarter Earnings

BROOMFIELD, Colo., Oct. 28, 2003--Ball Corporation [NYSE:BLL] today reported third quarter earnings attributable to common shareholders of $68.8 million, or $1.21 per diluted share, on sales of $1.36 billion, compared to $50 million, or 87 cents per diluted share, on sales of $1.04 billion in the same period a year ago.
         The 2003 results include a previously announced after-tax charge of $9.9 million, or 17 cents per diluted share, for early debt extinguishment, offset somewhat by an after-tax gain of $2.2 million, or four cents per diluted share, primarily related to the completion of China capacity consolidation actions commenced in 2001. Without the debt extinguishment charge and the business consolidation activity gain, net earnings in the quarter were $76.5 million, or $1.34 per diluted share.
         For the first nine months of 2003, Ball's results were earnings of $174.6 million, or $3.05 per diluted share, on sales of
$3.78 billion. A year ago through three quarters Ball reported earnings of $127.4 million, or $2.21 per diluted share, on sales of
$2.95 billion. Excluding the debt extinguishment charge and the business consolidation activity gain, results for the first nine months of 2003 were earnings of $183.2 million, or $3.20 per diluted share.
         R. David Hoover, chairman, president and chief executive officer, said the sharp improvement in Ball's third quarter results over those in 2002 was due in large part to the addition of Ball Packaging Europe through an acquisition made in
December 2002.
         "Favorable summer weather throughout most of Europe, along with improved results from China, drove the strong performance of our international packaging segment," Hoover said. "Sales also grew in our North American packaging segment, though earnings were down as we continue to make progress with operational issues, particularly in food cans and plastic containers. Our aerospace and technologies segment has improved over last year's record performance levels with higher earnings in the third quarter and year-to-date. We recently won a strategic piece of new business related to our superior capabilities in the field of remote sensing."

North American Packaging Segment
         Third quarter sales in the North American packaging segment were $907.7 million and earnings were $83.3 million, compared to $882.7 million and $89.7 million in 2002.
         Hoover said revenues from metal beverage containers, metal food containers and plastic containers all increased over third quarter 2002 levels. He said the company has made progress with the operation of its new high-speed line in Milwaukee for the manufacture of two-piece steel food cans. The demand for plastic bottles for soft drinks and water was not as great as had been forecast, due in part to cool, wet weather in the Northeast and Upper Midwest where much of the company's plastic container operations are located. Hoover said the weather also negatively affected metal beverage container volumes, though to a lesser extent than in plastic containers.

International Packaging Segment
         Third quarter sales in the international packaging segment were $326.4 million and earnings were $58.6 million. Through the first three quarters international packaging segment earnings were $123.3 million on sales of $876.1 million. Earnings for the quarter and the nine months include the business consolidation activity gain of $3.3 million.
         "Strong performance from our plants in the United Kingdom, France, the Netherlands and Poland helped offset the market disruption that has occurred in Germany due to the imposition of punitive deposits on one-way beverage packaging," Hoover said. "We continue to work hard with all of the affected parties to find an acceptable solution to the situation that has been created in
Germany. With a greater than 80 percent recycling rate, wide customer acceptance and all of the recognized benefits of beverages in cans, we certainly believe there is a place for the beverage can in Germany once the deposit question is resolved or an effective return system is put in place."
         After the conclusion of the third quarter, Ball took a necessary step to address the supply/demand imbalance in Europe by announcing it has begun consultations with the appropriate works councils and unions to close its beverage can manufacturing plant in Runcorn, England, and that it was accounted for in the opening balance sheet. After all activities associated with the plant closing are completed, the after-tax cash impact will be positive by approximately $6 million. The expected future positive effect on after-tax earnings is anticipated to be approximately $2 million annually.

Aerospace and Technologies Segment
         The aerospace and technologies segment had third quarter sales of $125.2 million and earnings of $10.6 million compared to
$127.5 million and $9.6 million in the third quarter of 2002.
         "We continue to be very pleased with the performance of Ball Aerospace," Hoover said. "Near the end of the quarter it was announced that the National Imagery and Mapping Agency had selected our customer, Digital Globe, for a five-year contract to provide high-resolution imagery to NIMA through a series of commercial imagery satellites. We are pleased that Digital Globe has selected us to provide the state-of-the-art spacecraft and imaging camera for this program. Terms of the contract are not final, but we anticipate this will result in one of the larger single contracts in the history of Ball Aerospace."

Outlook

          "Prior to the net effect of the debt extinguishment charge and the business consolidation activity gain, we said we expected our second half 2003 earnings per diluted share would exceed first half 2003 results of $1.84 per diluted share," Hoover said. "That still could be the case, even with the charge and the gain, and certainly will be the case excluding them.
         "No matter how you look at it, we believe 2003 will end up a very good year for Ball. We also believe we have the company well positioned for further sustained growth in 2004," Hoover said.  "Aerospace is going to have a record yearend backlog. Our food can business should be much better next year with our Milwaukee expansion completed and fully operational. Plastic container sales should rebound from the disappointing levels we have experienced this year, food can prices appear to have bottomed out in 2003, and we are hopeful the German beverage can market will begin to recover from the negative effects of the deposit law."
         Raymond J. Seabrook, senior vice president and chief financial officer, said the company has increased its free cash flow estimates and reduced its anticipated 2003 capital spending requirements.
         "Our current estimate for full year 2003 free cash flow, excluding a withholding tax payment we made in January related to the acquisition of Ball Packaging Europe, is in excess of $275 million," Seabrook said. "Capital spending for 2003 is now anticipated to be in the $150 million range.
         "The refinancing activities we concluded in the third quarter lowered our interest rates and extended maturities," Seabrook added. "These lower interest rates will result in approximately a five-cent per diluted share annual improvement going forward and are just one more reason we are positive about prospects for 2004."
         Ball Corporation is one of the world's leading suppliers of metal and plastic packaging to the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp.  With the addition of Ball Packaging Europe at the end of
2002, Ball expects 2003 sales of approximately $4.9 billion, with approximately $4.4 billion from its two packaging segments and approximately $500 million from its aerospace and technologies segment.

Conference Call Information
         Ball Corporation will hold its quarterly conference call to discuss the company's third quarter performance today at 9 a.m.
Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 888-214-7562. International callers should dial
415-537-1802. For those unable to listen to the live call, a taped rebroadcast will be available until 11 a.m. on Nov. 4, 2003. To access the rebroadcast, dial 800-633-8284 (domestic callers) or 402-977-9140 (international callers) and enter 21161982 as the reservation number.
         To listen to the call via Web cast, please use the following URL for the live call and for replay:
         http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BLL&script=1010&item_id=791523
         A written transcript of the call will also be posted within 48 hours of the call's conclusion to Ball's Web site at
www.ball.com in the investor relations section under "presentations."

Forward-Looking Statements
The information in this news release contains "forward-looking" statements. Actual results or outcomes may differ materially from those expressed or implied. As time passes, the relevance and accuracy of forward-looking statements contained in this release may change. The company currently does not intend to update any particular forward-looking statement except as it deems necessary at quarterly or annual release of earnings. Please refer to the Form 10-Q filed by Ball Corporation on Aug. 12, 2003, for a summary of key risk factors that could affect actual results or outcomes. Factors that might affect the packaging segments of the company are:
fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; the weather;
fruit, vegetable and fishing yields; company and industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; regulatory action or laws, including the German mandatory deposit or other restrictive packaging laws and environmental and workplace safety regulations; availability and cost of raw materials, energy and transportation; the ability or inability to pass on to customers changes in these costs, particularly resin, steel and aluminum;
pricing and ability or inability to sell scrap; international business risks (including foreign exchange rates and tax rates)
particularly in the United States, Europe and in developing countries such as China and Brazil; and the effect of LIFO accounting on earnings. Factors that may affect the aerospace segment are: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with aerospace segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and the integration activities associated therewith including the integration and operation of the business of
Schmalbach-Lubeca AG, now known as Ball Packaging Europe; the inability to purchase the company's common stock; insufficient or reduced cash flow; regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards; actual and estimated business consolidation and investment costs and the net realizable value of assets associated with these activities; goodwill impairment; changes in generally accepted accounting principles or their interpretation; litigation;
antitrust, intellectual property, consumer and other issues; strikes; boycotts; increases in various employee benefits and labor costs, specifically pension, medical and health care costs incurred in the countries in which Ball has operations; rates of return projected and earned on assets of the company's defined benefit retirement plans; interest rates and level of company debt, including floating rate debt; terrorist activities, war or catastrophic events that disrupt or impact production, supply or pricing of the company's goods and services, including raw materials and energy costs, or disrupt or impact the credit and financing of the company's businesses; and U.S. and foreign economic conditions.

                                                                 # # #

Condensed Financials (3rd quarter 2003)

Unaudited Statements of Consolidated Earnings

($ in millions, except per share amounts)	Three months ended September 2003 2002		Nine months ended September 2003 2002

Net sales (note 1)	$1,359.3	$1,038.6	$3,783.5	$2,948.7

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	1,107.4	866.8	3,103.0	2,475.4
Business consolidation costs (note 2)	(3.5)	-	(2.1)	-
Depreciation and amortization	49.9	36.2	151.3	109.0
Selling and administrative	62.2	42.2	172.9	119.8

	1,216.0	945.2	3,425.1	2,704.2

Earnings before interest and taxes (note 1)	143.3	93.4	358.4	244.5

Interest, excluding early debt
extinguishment costs	(30.9)	(18.8)	(96.3)	(55.1)
Early debt extinguishment costs	(15.2)	-	(15.2)	-

Interest expense	(46.1)	(18.8)	(111.5)	(55.1)
Provision for taxes	(29.1)	(26.1)	(78.3)	(66.3)
Minority interest	(0.2)	(0.6)	(0.7)	(1.4)
Equity in net results of affiliates	0.9	2.1	6.7	5.7

Net earnings (note 2)	$68.8	$50.0	$174.6	$127.4

Earnings per share: (note 2)
Basic	$1.24	$0.89	$3.12	$2.26
Diluted	$1.21	$0.87	$3.05	$2.21
Weighted average shares outstanding (000's):
Basic	55,664	56,188	55,958	56,347
Diluted	56,829	57,405	57,240	57,612

Condensed Financials (3rd quarter 2003)

Unaudited Statements of Consolidated Cash Flows

($ in millions)	Three months ended September 2003 2002		Nine months ended September 2003 2002
Cash Flows From Operating Activities:
Net earnings	$68.8	$50.0	$174.6	$127.4
Depreciation and amortization	49.9	36.2	151.3	109.0
Change in working capital	1.2	45.9	(198.6)	10.9
Withholding tax payment
related to acquisition	-	-	(138.3)	-
Other	47.5	(8.9)	49.2	4.1

	167.4	123.2	38.2	251.4

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(26.6)	(23.3)	(98.5)	(87.7)
Acquisition of previously leased assets	-	(43.1)	-	(43.1)
Business acquisitions	-	-	(28.0)	-
Purchase price adjustment	3.3	-	31.1	-
Other	2.0	(8.8)	(7.1)	(18.9)

	(21.3)	(75.2)	(102.5)	(149.7)

Cash Flows From Financing Activities:
Net change in borrowings	(92.7)	(10.0)	(72.6)	(46.3)
Dividends	(8.4)	(5.1)	(18.4)	(15.3)
Purchase of common stock, net	(7.0)	(11.1)	(30.9)	(65.0)
Other	(14.5)	(0.1)	(15.0)	-

	(122.6)	(26.3)	(136.9)	(126.6)

Effect of exchange rate changes on cash	(4.9)	-	0.4	-
Increase (decrease) in cash	18.6	21.7	(200.8)	(24.9)
Cash-beginning of period	39.8	36.5	259.2	83.1

Cash-end of period	$58.4	$58.2	$58.4	$58.2

   Condensed Financials (3rd quarter 2003)

   Unaudited Consolidated Balance Sheets

($ in millions)	September 28, 2003	September 29, 2002
Current assets
Cash and cash equivalents	$58.4	$58.2
Receivables, net	554.4	299.4
Inventories, net	524.9	397.6
Deferred taxes and prepaid expenses	47.8	64.5

Total current assets	1,185.5	819.7
Property, plant and equipment, net	1,436.7	931.3
Goodwill	1,245.9	355.8
Other assets	353.8	275.3

Total assets	$4,221.9	$2,382.1

Current liabilities
Short-term debt and current portion of term debt	$150.6	$134.1
Payables and accrued liabilities	794.4	529.8

Total current liabilities	945.0	663.9
Long-term debt	1,800.5	888.9
Other liabilities and minority interests	789.9	287.7
Shareholders' equity	686.5	541.6

Total liabilities and shareholders' equity	$4,221.9	$2,382.1

Notes to Condensed Financials (3rd quarter 2003)

1. Business Segment Information

($ in millions)	Three months ended September 2003 2002		Nine months ended September 2003 2002
Sales-
North American Packaging-
Metal beverage	$597.3	$594.4	$1,739.1	$1,730.6
Metal food	211.7	192.0	496.1	477.0
Plastic containers	98.7	96.3	289.2	276.2

	907.7	882.7	2,524.4	2,483.8

International Packaging-
Europe metal beverage	291.4	-	783.3	-
Asia metal beverage and plastic containers	35.0	28.4	92.8	93.8

	326.4	28.4	876.1	93.8

Aerospace and technologies	125.2	127.5	383.0	371.1

Consolidated net sales	$1,359.3	$1,038.6	$3,783.5	$2,948.7

Earnings before interest and taxes-
North American Packaging	$83.3	$89.7	$219.2	$232.8
International Packaging	58.6	1.4	123.3	3.5
Aerospace and technologies	10.6	9.6	37.7	31.1

Segment earnings before interest and taxes	152.5	100.7	380.2	267.4
Undistributed corporate costs	(9.2)	(7.3)	(21.8)	(22.9)

Earnings before interest and taxes	$143.3	$93.4	$358.4	$244.5

Notes to Condensed Financials (3rd quarter 2003)

2. Business Consolidation and Debt Extinguishment Costs

In the third quarter of 2003, the company recorded $3.5 million of earnings ($2.2 million after tax) related to the completion of China and Aerospace consolidation activities commenced in 2001. Also in the third quarter 2003, the company used the proceeds from a $250 million privately placed addition to its existing 6.875 percent senior notes due December 2012 to redeem its 8.25 percent senior subordinated notes that were due in 2008. This activity resulted in a third quarter after-tax charge of approximately $9.9 million, or 17 cents per diluted share, for early extinguishment of the higher interest debt.

In the first quarter of 2003, Ball announced its plan to close its Blytheville, Arkansas, metal food container plant to address decreased demand for three-piece welded cans. In connection with the closure, we recorded a charge of $1.9 million ($1.2 million after tax). This first quarter charge was partially offset by a $0.3 million after-tax gain on the sale of a Canadian plant that was included in a restructuring charge taken in 2000. A summary of the effects of the above transactions on after-tax earnings follows:

($ in millions, except per share amounts)
	Three months ended Sept. 28, 2003 Sept. 29, 2002		Nine months ended Sept. 28, 2003 Sept. 29, 2002
Net earnings as reported	$68.8	$50.0	$174.6	$127.4
Business consolidation,
net of tax	(2.2)	-	(1.3)	-
Early debt extinguishment costs,
net of tax	9.9	-	9.9	-

Net earnings before business consol.
and debt ext. costs	$76.5	$50.0	$183.2	$127.4

Per basic share before business
consol. and debt ext. costs	$1.37	$0.89	$3.27	$2.26

Per diluted share before business
consol. and debt ext. costs	$1.34	$0.87	$3.20	$2.21

Ball’s management segregates the above items related to closed facilities and debt refinancing to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings.

Notes to Condensed Financials (3rd quarter 2003)

3. Projected Free Cash Flow

Ball’s management utilizes various accounting measures (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. The company internally uses free cash flow to project cash flow. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is defined as cash flows from operating activities less additions to property, plant and equipment (capital spending). Cash flow from operating activities is the most comparable GAAP term to free cash flow. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Free cash flow is typically derived directly from the company’s cash flow statements, which are prepared in accordance with U.S. generally accepted accounting principles; however, from time to time, it may be adjusted for items that affect comparability between periods. An example of such an item excluded in 2003 is a $138 million withholding tax payment liability assumed in the acquisition of Schmalbach-Lubeca GmbH on December 19, 2002. Because the seller paid the cash into the company prior to the acquisition to fund this payment, which was not made until January 2003, we believe this is not a comparable free cash outflow of the company as this cash outflow was funded by the seller and, therefore, we exclude it from our 2003 projected free cash flow measure. Based on our current 2003 capital spending forecast of $150 million or less and the adjustment for the withholding tax above, our projected free cash flow should exceed $275 million in 2003.